EXHIBIT 99.1


                                       ANNTAYLOR
                                       ---------
                                       142 WEST 57TH STREET NEW YORK, NY  10019




  ANN TAYLOR ANNOUNCES DECEMBER SALES RESULTS AND A $17 MILLION PRE-TAX CHARGE
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New York, New York,  January 10, 2002 - AnnTaylor Stores Corporation (NYSE: ANN)
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today  announced  sales for the five weeks ended January 5, 2002,  increased 7.7 percent to $167,094,000  from $155,224,000 for the five weeks ended December 30,

2000.



Comparable  store sales decreased 2.4 percent for the fiscal month compared with a comparable  store sales decrease of 0.3 percent for the same five-week  period last year.  By division,  comparable  store sales for fiscal  December 2001 were down 5.2  percent  for the Ann Taylor  division  and up 5.3  percent for the new concept Ann Taylor Loft division.



Due to the early  Thanksgiving  holiday  this year versus  last,  the Company is providing  December and nine weeks ended January 5, 2002 comparable  store sales on a shifted calendar basis.  Comparable store sales on a shifted calendar basis for the month of December increased 6.6 percent, while comparable store sales on a shifted  calendar  basis for the nine-week  period  increased 2.9 percent.  By division, shifted calendar comparable store sales for the month of December were up 4.7  percent  for the Ann Taylor  division  and up 12.3  percent  for the new concept Ann Taylor Loft division. By division, shifted calendar comparable store sales for the nine week period ended January 5, 2002 were up 0.3 percent for the

Ann Taylor  division  and up 10.3  percent  for the new  concept Ann Taylor Loft division.



Ann Taylor  Chairman J. Patrick  Spainhour  said,  "Although we are pleased with

December's  better than  expected  comparable  store sales  results,  the fourth quarter  environment  continues to prove to be extremely  promotional.  However,

early sales results on January  transitional  product,  which  accounts for less

than  10  percent  of  the  current  month's  in-store   inventory,   have  been

satisfactory.  Due to the  ongoing  aggressive  promotional  environment  of the quarter that is resulting in reduced margin opportunity, we still continue to be comfortable with fourth quarter earnings  guidance in the range of $0.25 - $0.30 per share on a diluted basis excluding the charge described below."



Inventory levels at the end of December were down  approximately 10 percent on a per square foot basis, compared to the prior year. This follows an approximate 9 percent  decrease in inventory  levels on a per square foot basis, at the end of

November 2001,  compared to the prior year. Both comparisons  exclude  inventory attributable to Ann Taylor Global Sourcing.



From a  national  perspective,  the  Company  continues  to be  most  negatively impacted in downtown  and tourist  locations.  For fiscal  December,  comparable store  sales in  downtown  and  tourist  locations  decreased  approximately  14 percent,  following an 11 percent decrease in these same locations for November.

Geographically,  the  results in the West and South  regions  continue to lag in

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comparison to the rest of the country.  This  performance was consistent  across both the Ann Taylor and Ann Taylor Loft divisions.



The Company did not open or close any stores  during  December.  The total store count at month end was 342 Ann Taylor stores, 168 Ann Taylor Loft stores, 18 Ann

Taylor Loft Outlet stores and 13 Ann Taylor Factory  stores.  Total store square footage at the end of the month increased 13.9 percent over the year before.



Year-to-date  sales of  $1,214,536,000  for the 48 weeks  ended  January 5, 2002 represent  an increase of 5.6 percent  over sales of  $1,149,795,000  for the 48 weeks ended  December 30, 2000.  The Company's  year-to-date  comparable  stores sales  decreased  7.3 percent over the same period last year.  Comparable  store sales by division for the fiscal  year-to-date period were down 10.2 percent for

Ann Taylor and up 3.4 percent for new concept Ann Taylor Loft.



AnnTaylor  Stores  Corporation also announced today a pre-tax charge to earnings in the fourth  quarter of 2001 of  approximately  $17 million or an earnings per share impact of $0.33.  This charge is comprised of approximately $7 million for the writedown of certain assets  associated  with  AnnTaylor.com,  approximately

$3.3 million for the  settlement of a class action  lawsuit,  as well as charges related  to  the  discontinuation  of  the  Ann  Taylor  Cosmetics  line,  costs associated with canceling  certain Fall 2001 and Spring 2002 merchandise  orders and severance  costs  associated  with reductions made in Ann Taylor's store and home office workforce.  Going forward, the projected annual pre-tax savings will be approximately $3.5 million or $0.06 per share on a diluted basis.




The $7 million  write-off  associated with the Company's Online Store, was based upon projected cash flows,  which were not deemed  adequate to support the value of the assets associated with this ongoing business.  The Online Store failed to achieve the sales volume that it was expected to perform  prior to its launch in

November of 2000.



The Company has reached an  agreement  in  principle  to settle the class action lawsuit pending in the United States District Court for the Southern District of

New York against the Company,  its  wholly-owned  subsidiary  and certain former officers and directors,  alleging that the defendants  made false and misleading statements  about the Company and its  subsidiary  from February 3, 1994 through

May 4,  1995.  The net  cost to the  Company,  after  application  of  insurance proceeds, will be approximately $3.3 million. The decision to settle this action was not an admission of any  wrong-doing,  but reflected the  significant  legal fees,  other  expenses  and  management  time that  would  have to be devoted to continue to vigorously  defend it in the courts.  Finalization of the settlement is subject to Court approval.



In  addition,  Ann Taylor  announced it has reached an agreement in principle to sell its proprietary credit card portfolio. The sale is subject to entering into a definitive  agreement  and  receiving  all  necessary  approvals and consents.


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Depending  on the level of  receivables  as of the  signing  date,  the  Company expects to receive cash of approximately  $55 million upon the completion of the sale.  The  Company  anticipates  that the sale of the  proprietary  credit card portfolio  will provide the means for strategic  growth of the Ann Taylor credit card.



The Company also  announced  today an  amendment  to its  existing  $175 million credit facility primarily consisting of revisions to its financial covenants and specifically excludes the pre-tax charge from covenant calculations.




Ann  Taylor  is  one of  the  country's  leading  women's  specialty  retailers,

operating 541 stores in 42 states, the District of Columbia and Puerto Rico, and also an Online Store at www.anntaylor.com.
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FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words "expect", "anticipate", "plan", "intend", "project", "believe" and similar expressions. These forward-looking statements reflect the Company's current expectations concerning future events and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately customer fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company's brand awareness and marketing programs; lack of sufficient customer acceptance of the Ann Taylor Loft concept in the upper-moderate-priced women's apparel market; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company's Online Store; a significant change in the regulatory environment applicable to the Company's business; an increase in the rate of import duties or export quotas with respect to the Company's merchandise; financial or political instability in any of the countries in which the Company's goods are manufactured; acts of war or terrorism in the United States or worldwide; and other factors set fourth in the Company's Form 10-K and all filings with the SEC made by the Company after the filing of the Form 10-K. The Company does not assume any obligation to update or revise any forward-looking statements at any time for any reason.

Contact:        Investor Relations:
                -------------------

                Barry Erdos
                Chief Operating Officer
                (212) 541-3318


                Doreeen D. Riely
                Director, Investor Relations
                (212) 541-3484


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